Exhibit 99.2

VeriFone Statement on Securities and Exchange Commission Settlement

SAN JOSE, CA – September 1, 2009 – San Jose, California (September 1, 2009) –VeriFone Holdings, Inc. (NYSE: PAY) announced that it has entered into a settlement with the Securities and Exchange Commission in connection with the previously disclosed investigation into the Company’s 2007 restatement of certain of its quarterly financial results.

The SEC’s complaint recognizes that the Company’s restatement resulted principally from incorrect inventory accounting adjustments made by a former employee, but does not accuse the Company of intending to misstate its financial results or to mislead anyone. Without admitting or denying the SEC’s allegations, VeriFone has agreed to a permanent injunction against future violations of certain reporting, books and records and internal accounting control provisions of the federal securities laws. No other charge or monetary penalty was assessed against VeriFone, which cooperated fully with the Commission’s investigation. This settlement is subject to court approval and concludes the SEC’s investigation of this matter with respect to VeriFone.

“VeriFone is pleased to have resolved this matter with the SEC. We will continue to focus on serving our customers, growing our businesses, and creating a more secure electronic payment environment,” said Douglas G. Bergeron, VeriFone’s Chief Executive Officer. “Over the past 18 months, the Company has substantially improved its governance and internal controls in order to prevent a recurrence of this type of event.”

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Additional resources: http://ir.verifone.com

About VeriFone Holdings, Inc. (www.verifone.com)

VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for VeriFone Holdings, Inc.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of VeriFone Holdings, Inc. For a list and description of such risks and uncertainties, see our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. VeriFone is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Contact:

William Nettles – Vice President Corporate Development & IR Tel: 408-232-7979 Email: ir@verifone.com

Editorial Contact: Pete Bartolik VeriFone Media Relations Tel: 508-283-4112 Email: pete_bartolik@verifone.com